Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-76236, 33-93668 and 333-91556) pertaining to the 1993 Directors’ Stock Option Plan of Incyte Pharmaceuticals, Inc., (Form S-8 Nos. 33-76344, 33-93666, 333-13449, 333-31413, 333-47178, 333-63069, 333-67598, 333-83291 and 333-91542) pertaining to the 1991 Stock Plan of Incyte Pharmaceuticals, Inc., (Form S-8 Nos. 333-31409, 333-47180, 333-67596 and 333-91556) pertaining to the 1997 Employee Stock Purchase Plan of Incyte Pharmaceuticals, Inc., (Form S-8 No. 333-46639) pertaining to Options Assumed by Incyte Pharmaceuticals, Inc. Originally Granted Under The Synteni, Inc. 1996 Equity Incentive Plan, (Form S-8 No. 333-67691) pertaining to Options Issued by Incyte Pharmaceuticals, Inc. to Former Optionholders of Hexagen Limited, (Form S-8 No. 333-54496) pertaining to Options Assumed by Incyte Genomics, Inc. Originally Granted Under The Proteome, Inc. 1998 Employee, Director, and Consultant Stock Option Plan, and (Form S-3 No. 333-55826) pertaining to 1,248,522 Shares of Common Stock and the related Prospectuses of our report dated January 31, 2003, except as to the first paragraph of Note 1 and Note 16 for which the date is March 15, 2003, with respect to the consolidated financial statements and schedule of Incyte Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 25, 2003